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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-61752, 33-80918, 33-86940, 33-93088, 333-50774, 333-50776, 333-77233, 333-111498, 333-123233, 333-123234 and 333-153337), on Form S-4 (File No. 333-115419), and on Form S-3 (File No. 333-115810) of Isle of Capri Casinos, Inc. of our reports dated June 22, 2009, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc., and the effectiveness of internal control over financial reporting, of Isle of Capri Casinos, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended April 26, 2009.

/s/ Ernst & Young LLP
St. Louis, Missouri
June 22, 2009

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  Exhibit 23.1